ARTICLES OF AMENDMENT TO

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                         COUSINS PROPERTIES INCORPORATED



         Cousins Properties Incorporated, a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:

         1. The name of the corporation is Cousins Properties Incorporated (the "Corporation").

         2. Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, these Articles of Incorporation amend the Restated Articles of Incorporation of the Corporation (the "Articles of Amendment"). These Articles of Amendment were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on April 21, 1998.

         3. The Restated Articles of Incorporation of the Corporation as heretofore amended or supplemented are hereby further amended by adding the following paragraph F. to Article 11:

               "F. Nothing in these Articles of Incorporation shall preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange."


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         IN WITNESS  WHEREOF,  Cousins  Properties  Incorporated has caused this
Article of Amendment to be executed, its corporate seal to be affixed, and its seal and execution thereof to be attested, all by its duly authorized officers this 12th day of May, 1998.


                                          COUSINS PROPERTIES INCORPORATED



[CORPORATE SEAL]

                                          By:      /s/ Daniel M. DuPree
                                          -------------------------------------
                                          President and Chief Operating Officer



Attest:



/s/ Tom G. Charlesworth
Secretary